Exhibit 99.1

Cellular Biomedicine Group (CBMG) Acquiring Chinese PLA General Hospital's CART-CD19/CD20/CD30/EGFR Immuno-Oncology Technology and Clinical Data

PALO ALTO, Calif., Feb 9, 2015 - Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine company engaged in the development of cellular therapies for degenerative and cancerous diseases, today announced its acquisition of Chinese PLA General Hospital's (“PLAGH”, Beijing, also known as “301 Hospital”) Chimeric Antigen Receptor T cell (CAR-T) therapy, its recombinant expression vector CD19, CD20, CD30 and Human Epidermal Growth Factor Receptor’s (EGFR or HER1) Immuno-Oncology patents (all pending), and Phase I/II clinical data of the aforementioned therapies and manufacturing knowledge.

“This CAR-T cell technology acquisition further accelerates CBMG’s growth in the Immuno-Oncology segment. We look forward to working with PLAGH as a long-term partner as we evaluate paths to commercialization,” commented Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group.

CAR-T cell therapy involves engineering cancer patients' own immune cells to recognize and attack their tumors. Wei Dong Han, MD, PhD, head of PLAGH’s Biotherapy Department, is a renowned key opinion leader in the cancer immunotherapy field.  Professor Han’s team has conducted several preliminary clinical studies of various CAR-T constructs targeting CD19-positive acute lymphoblastic leukemia, CD20-positive lymphoma, CD30-positive Hodgkin’s lymphoma and EGFR-HER1-positive advanced lung cancer.   PLAGH is a top-ranking medical center in China, holding to the highest academic standards. The hospital consists of 125 clinical, medical and technological departments and 4,000 patient beds, with annual volumes of approximately 4 million patients and more than 65,000 surgeries.

Prior to acquiring PLAGH’s technology, the Company has made progress with recent acquisitions of Agreen Biotech Co. Ltd. and its T-Cell Memory technology (Tcm), T Cell Receptor clonality analysis technology, as well as another third generation CAR-T, anti-PD-1, CD19 and aAPC cancer immunotherapy technologies from Persongen Biotechnology Ltd.  Together with PLAGH’s technology, CBMG’s state-of-the art infrastructure and clinical platform, along with these acquired technologies will enable improvement of cancer immune cell therapies and strategic combination therapies which will boost the Company’s Immuno-Oncology presence, and pave the way for future partnerships.

“We are very impressed by the quality of the work done by Dr. Han and his team at PLAGH, and are excited by the safe and efficacious profile of these novel T cell therapies for cancerous diseases, which we deem necessary to be a leader in this field while providing alluring prospective therapies for other cancers.  This is the beginning of a long-term strategic partnership between CBMG and PLAGH.  Together, we will expeditiously continue our quest in developing safer and more effective cancer immunotherapy programs with leading hospitals and other partners,” said Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347 481-3711
vivian.chen@grayling.com